Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form N-1A of Persimmon Long/Short Fund, a series of Northern Lights Trust III, of our report dated November 26, 2025, relating to the financial statements and financial highlights of Persimmon Long/Short Fund, appearing in Form N-CSR, for the year ended September 30, 2025, which are part of such Registration Statement.

We also consent to the references to our firm under the captions “Financial Highlights,” "Independent Registered Public Accounting Firm" and “Policies and Procedures for Disclosure of Portfolio Holdings” in such Registration Statement.

/s/ RSM US LLP

Denver, Colorado

January 28, 2026